Exhibit 10

Media Contacts:	Paul Capelli/Owen Davis
+1-508-253-8530/8468

Investor Contacts:	Laurel Lefebvre/Chris Powers
+1-508-253-4080/4632

Staples Announces Final Settlement of Its Offer for All Outstanding Securities of Corporate Express

FRAMINGHAM, Mass., July 23, 2008 – Staples, Inc. (Nasdaq: SPLS) and its wholly owned subsidiary Staples Acquisition B.V. (“Staples Acquisition”) announced today the settlement of the post acceptance period (na-aanmeldingstermijn) of the offer (“Offer”) for all the issued and outstanding ordinary shares (“Ordinary Shares”), American depositary shares (“ADSs”) and depositary receipts for preference A shares (“Preference A Shares”) that were validly tendered in the Offer (or otherwise defectively tendered provided that such defect has been waived by Staples Acquisition) in the share capital of Corporate Express N.V. and the two percent subordinated convertible bonds due 2010 (“Bonds”).

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products, including supplies, technology, furniture, and business services. With $27 billion in sales, Staples serves businesses of all sizes and consumers in 27 countries throughout North and South America, Europe, Asia and Australia. In July 2008, Staples acquired Corporate Express, one of the world’s leading suppliers of office products to businesses and institutions. Staples invented the office superstore concept in 1986 and is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com.

This announcement shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities.  Except as expressly stated in this press release, the Offer is made through and is subject to the terms and conditions as set out in the offer memorandum in relation to the Offer, subject to the amendments in the press announcements of June 3, 11 and 25, and July 2, 9 and 17, 2008.  Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to the statements as to Staples’ intentions with respect to the Offer to acquire Corporate Express.  Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic reports filed by us with the SEC.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.